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                                                                       EXHIBIT 5


                                 April 1, 1996


Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131

     Re:  Registration Statement on Form S-3
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Gentlemen:

     We have examined the Registration Statement on Form S-3 proposed to be filed by you with the Securities and Exchange Commission on April 2, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of your Class B Common Stock, par value $0.1667 per share (the "Shares"), for offer and sale by you. As your counsel in connection therewith, we have examined the proceedings taken by you in connection with the sale of the Shares.

     Based upon the foregoing, it is our opinion that the Shares will be, when offered and sold in the manner described in the Registration Statement, validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any subsequently filed registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and further consent to the reference to this firm appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement or any such subsequent registration statement.

                                       Very truly yours,

                                            MUNGER, TOLLES & OLSON

                                            /s/ Munger, Tolles & Olson